Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

December 21, 2010

YRC Worldwide Continues Progress on Comprehensive Plan

•	Expected Fourth Quarter 2010 Adjusted EBITDA in Excess of Covenant Level

•	Credit Agreement and ABS Lenders Extend Interest and Fee Deferral to May 2011

•	Key Stakeholders in Discussions to Complete Comprehensive Plan by Mid-2011

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced amendments to its credit agreement and asset-backed securitization facility (‘ABS’). Both amendments are intended to provide additional time for the company and its key stakeholders to finalize plans to recapitalize the company’s balance sheet, including working with its lenders and the Teamster negotiating committee for the International Brotherhood of Teamsters (‘TNFINC’).

“We appreciate the continued support of all our stakeholders as we work to finalize our comprehensive recovery plan,” said Sheila Taylor, Executive Vice President and CFO of YRC Worldwide. “These amendments are another indication of the positive dialogue with our lenders and their further interest in a long-term solution for the company.”

The amended credit facilities extend the deferral of credit agreement interest and fees through mid-May 2011 and interest and fees under the ABS facility through May 31, 2011. The amendment requires the company to reach an agreement in principal to recapitalize its balance sheet by February 28, 2011, complete final documentation by March 15, 2011 and close by May 13, 2011.

The effectiveness of the credit agreement and ABS facility amendments is subject to the consent of TNFINC and agreement by a supermajority of the multi-employer pension funds who are party to the company’s contribution deferral agreement to an extension of the deferral of interest and principal payments under that agreement through May 31, 2011.

In addition, the amendments establish the company’s 2011 financial covenants in conjunction with the company’s finalization of its 2011 financial forecast. For the four quarters ending March 31, 2011, the company’s adjusted earnings before interest, taxes, depreciation and amortization (‘adjusted EBITDA’) covenant is $140 million and its minimum available cash covenant will remain at $25 million. The remaining adjusted EBITDA and capital expenditure covenants and other details can be found in the current report Form 8-K filed today with the Securities and Exchange Commission.

Fourth Quarter 2010 Expectations

As previously announced, the company expects fourth quarter 2010 adjusted EBITDA in excess of the amount required to meet its rolling-three-quarter covenant level of $100 million.

Certain Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items as defined in the company’s credit agreement. Management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit agreement. However, this financial measure should not be construed as a better measurement than operating income (loss) or earnings per share, as defined by GAAP.

Adjusted EBITDA has the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

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Equity-based compensation is an element of our long-term incentive compensation program, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period; and

•	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered a substitute for performance measures calculated in accordance with GAAP.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expected,” “intended” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) our ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about our ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC.

The company’s expectations regarding its ability (and the timing) to complete its comprehensive recovery plan are only its expectations regarding these matters. Whether the company is able (and the timing) to complete its comprehensive recovery plan is dependent upon a number of factors including (among others) the company reaching agreement with its stakeholders and interested investors and closing transactions on negotiated terms and conditions, including (without limitation) any closing conditions that the company’s stakeholders and investors may require.

The company’s expectations regarding the continued support of its stakeholders are only its expectations regarding this matter. Whether the company’s stakeholders continue to support the company including (among other things) to continue deferral arrangements in 2011 and to restructure obligations owed to such stakeholders is subject to a number of conditions including (among other things) the outcome of discussions with such stakeholders, whether requested support meets their requirements and the factors identified in the preceding paragraphs.

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About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913-696-6108
paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide